Exhibit 10.7

HI-TECH PHARMACAL CO., INC.

369 BAYVIEW AVENUE

AMITYVILLE, NY 11701

September 12, 2013

Mr. Gary M. April

17 Alley Pond Court

Dix Hills, NY 11746

Dear Mr. April:

Reference is made to that certain letter agreement, dated October 18, 2011, by and between Hi-Tech Pharmacal Co., Inc. (the “Company”) and you in connection with your employment (the “Letter Agreement”). All terms not defined herein shall have the meanings ascribed to them in the Letter Agreement.

1.	The Letter Agreement is hereby amended as follows:

(a)	The “Effective Date” shall mean October 1, 2013.

(b)	The “Term” shall mean twelve (12) months from the Effective Date or until terminated as provided in the Letter Agreement.

(c)	All references to “Year One” shall mean the period from October 1, 2013 until September 30, 2014. All references to “Year Two” are hereby deleted.

(d)	The compensation for your services will remain unchanged at an annual salary in the amount of Two Hundred Fifty-Five Thousand ($255,000) Dollars for Year One.

(e)	Paragraph 6 of the Letter Agreement is hereby modified by adding the following sentence to the end of the paragraph as follows:

“Upon payment of the Sales Bonus to you, the Company or its successor may terminate your employment hereunder and the Company or its successor will incur no further liability to you under this Letter Agreement, including without limitation, for payment of salary or any bonuses after termination of the Letter Agreement.”

Mr. Gary M. April

September 12, 2013

2.	Except as modified above, in all other respects, the Letter Agreement remains unchanged and in full force and effect.

If the foregoing is acceptable to you, please execute the enclosed copy of this Letter Agreement in the space provided below and return it to me at your earliest convenience.

Very truly yours,

Hi-Tech Pharmacal Co., Inc.

By:	/s/David S. Selzer
Name: David S. Seltzer
Title: President

Accepted and agreed to

this 12th day of September, 2013

/s/Gary M. April
Gary M. April